                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):            April 28, 1999


                                   Medar, Inc.
             (Exact name of registrant as specified in its charter)


        Michigan                      0-12728              38-2191935
(State or other jurisdiction        (Commission          (IRS Employer
     of incorporation)              File Number)       Identification No.)


38700 Grand River Avenue, Farmington Hills, Michigan                  48335
         (Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code:           (248) 471-2660


-----------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

ITEM 5.  OTHER EVENTS.

         On April 28, 1999, the Board of Directors of Medar, Inc. ("Medar" or the "Company") approved the execution of an Asset Purchase Agreement for the sale of the assets of the Company's Welding Division to a wholly owned subsidiary of Weltronic/Technictron, Inc., a privately held corporation with principal offices at Carol Stream, Illinois ("WTC"). Closing of the transaction is subject to the approval of Medar's shareholders. The proposal to approve this transaction will be included in the proxy statement for the Company's annual meeting, which is expected to be filed promptly with the Commission.

         The Asset Purchase Agreement and certain related agreements provide for total consideration of up to $37.0 million, including cash to be received at closing of $22 million, a promissory note of $7.4 million, assumption of certain liabilities, payments for transition related services and payments of up to $3 million based on certain post closing revenues. The final consideration is subject to adjustment based on the final value of certain assets at closing. Medar expects to use the net cash proceeds which it will receive at the closing to pay substantially all of its previous funded indebtedness.

         The name "Medar" will be transferred to WTC as part of the Asset Purchase transaction. The Company expects to change its name to "Integral Vision, Inc." Following the asset sale, which is expected to close by early July, Integral Vision, Inc. will focus on vision software sales and other specific target markets for vision integration.

         Following its March 5, 1999 acquisition of the welding controls division of Robotron Corporation and the completion of the purchase of the Medar Welding Division, the WTC group of companies will be the world's largest provider of weld controls having $50 million in sales and 250 employees.

                                   SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     Medar, Inc.
                                    (Registrant)


Date     May 3, 1999                 By:      /s/ Richard R. Current
     ----------------                         ------------------------------
                                              Richard R. Current,
                                              Executive Vice President,
                                              Finance and Operations